Exhibit 99.1

Company Contact:    Agency Contact:
Marty McDermut    Cathy Mattison
Vitesse            LHA
+1.805.388.3700    +1.415.433.3777
invest@vitesse.com    VTSS@lhai.com

Vitesse Reports First Quarter Fiscal Year 2013 Results

•	New product revenue on track to exceed 30% of revenue in fiscal year 2013

•	Net revenues totaled $25.7 million for first quarter of fiscal year 2013

•	Strengthened capital structure with $17.1 million net proceeds from follow-on offering;
adds leverage to resolving debt maturities due in 2014

•	Increased cash balance to $37.1 million at December 31, 2012

CAMARILLO, Calif. ─ Feb. 5, 2013 ─ Vitesse Semiconductor Corporation (NASDAQ: VTSS), a leading provider of advanced IC solutions for Carrier and Enterprise networks, reported its financial results for the first quarter fiscal year 2013, ended December 31, 2012.

“At Vitesse, we are focused on running operations as efficiently as possible while investing in our future. New product revenues in the first quarter fiscal year 2013 are in line with our expectations. We are driving revenue growth from our new products in 2013 and beyond,” said Chris Gardner, CEO of Vitesse. “During the quarter, we made significant progress on our goal to manage our capital structure. We raised net proceeds of $17.1 million in a follow-on offering. This strengthened our balance sheet and provides us with additional options and flexibility to address our debt maturities due in 2014.”

“For the second quarter, we expect solid growth in bookings for new products. We continue to project new product revenue to double to $30.0 million in fiscal year 2013 from fiscal year 2012, and double again in fiscal year 2014.”

First Quarter Fiscal Year 2013 Financial Results Summary

•	Total net revenues were $25.7 million, compared to $29.5 million in the fourth quarter of fiscal year 2012 and $30.0 million in the first quarter of fiscal year 2012.

◦	Product revenues were $23.9 million, compared to $28.1 million in the fourth quarter of fiscal year 2012 and $28.9 million in the first quarter of fiscal year 2012.

◦	The product lines contributed the following as a percentage of product revenue as compared to the fourth quarter of fiscal year 2012:

▪	Carrier networking products: 58.5% versus 51.6%

▪	Enterprise networking products: 40.4% versus 45.6%

▪	Core Carrier and Enterprise networking products: 98.9% versus 97.2%

▪	Non-core products: 1.1% versus 2.8%

◦	Intellectual property revenues totaled $1.8 million, compared to $1.4 million in the fourth quarter of fiscal year 2012 and $1.0 million in the first quarter of fiscal year 2012.

•	Product margins were 54.1%, compared to 55.9% in the fourth quarter of fiscal year 2012 and 58.0% in the first quarter of fiscal year 2012.

•
Operating expenses were $18.6 million. This compares to $16.6 million net of a restructuring and impairment credit of $1.5 million in the fourth quarter of fiscal year 2012 and $19.9 million in the first quarter of fiscal year 2012.

•	Operating loss was $3.8 million, compared to operating income of $531,000 in the fourth quarter of fiscal year 2012 and an operating loss of $2.1 million in the first quarter of fiscal year 2012.

•
Non-GAAP operating loss was $2.5 million, compared to operating income of $308,000 in the fourth quarter of fiscal year 2012 and non-GAAP operating loss of $1.0 million in the first quarter of fiscal year 2012.

•
Net loss was $5.0 million, or $0.18 per basic and fully diluted share. This compares to net income of $1.2 million, or $0.05 per basic and fully diluted share, in the fourth quarter of fiscal year 2012; and net loss of $0.8 million, or $0.03 per basic share and fully diluted share, in the first quarter of fiscal year 2012.

•
Non-GAAP net loss was $4.5 million or $0.16 per basic and fully diluted share, compared to non-GAAP net loss of $130,000, or breakeven per basic and fully diluted share, for the fourth quarter of fiscal year 2012; and non-GAAP net loss of $3.0 million, or $0.12 per basic and fully diluted share, in the first quarter of fiscal year 2012.

Balance Sheet Data at December 31, 2012 as Compared to September 30, 2012

•	Cash balance increased to $37.1 million, compared to $23.9 million;

•	Accounts receivable totaled $9.6 million, compared to $9.4 million;

•	Inventory totaled $12.6 million, compared to $12.1 million; and

•	Working capital increased to $42.0 million, compared to $28.7 million.

Financial Outlook
For the second quarter of fiscal year 2013, ending March 31, 2013, Vitesse expects revenues to be in the range of $25.0 million to $28.0 million and product margins are expected to be between 51% and 54%. Operating expenses are expected to be between $18.0 million and $19.0 million.

February 5, 2013 Conference Call Information
A conference call is scheduled for today, February 5, 2013, at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to report financial results for the first quarter fiscal year 2013.
To listen to the conference call via telephone, dial 888.401.4668 (U.S. toll-free) or
719.325.2495 (International) and provide the passcode 8174566. Participants should dial in at least 10 minutes prior to the start of the call. To listen via the Internet, the webcast can be accessed through the investor section of the Vitesse corporate web site at investor.vitesse.com/events.cfm.

The playback of the conference call will be available approximately two hours after the call concludes and will be accessible on the Vitesse corporate web site or by calling 877.870.5176 (U.S. toll-free) or 858.384.5517 (International) and entering the passcode 8174566. The audio replay will be available for seven days.

About Vitesse
Vitesse (NASDAQ: VTSS) designs a diverse portfolio of high-performance semiconductor solutions for Carrier and Enterprise networks worldwide. Vitesse products enable the fastest-growing network infrastructure markets including Mobile Access/IP Edge, Cloud Computing and SMB/SME Enterprise Networking. Visit www.vitesse.com or follow us on Twitter @VitesseSemi.
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Vitesse is a registered trademark of Vitesse Semiconductor Corporation in the United States and other jurisdictions. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

VTSS-F

Cautions Regarding Forward Looking Statements
All statements included or incorporated by reference in this release and the related conference call for analysts and investors, other than statements or characterizations of historical fact, are forward-looking statements that are based on our current expectations, estimates and projections about our business and industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” and similar terms, and variations or negatives of these words. Examples of forward-looking statements in this release include the Company's financial outlook for its second fiscal quarter of 2013, projected revenues from design wins and anticipated revenue growth. Forward-looking statements are not guarantees of future performance and the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that could affect the Company's forward-looking statements include, among other things: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; acceptance by customers of the Company's products; reliance on key suppliers; rapid technological change in the industries in which the Company operates; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than the Company's products. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures
A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

We provide non-GAAP measures of non-GAAP income (loss) from operations and non-GAAP net income (loss) as a supplement to financial results based on GAAP income from operations and GAAP net income. The Company believes that the additional non-GAAP measures are useful to investors for the purpose of financial analysis. We believe the presentation of non-GAAP measures provides investors with additional insight into underlying operating results and prospects for the future by excluding gains, losses and other charges that are considered by management to be outside of the Company's core operating results. Management uses these measures internally to evaluate the Company's in-period operating performance before taking into account these non-operating gains, losses and charges. In addition, the measures are used for planning and forecasting of the Company's performance in future periods.

In deriving non-GAAP income (loss) from operations from GAAP income (loss) from operations, we exclude stock-based compensation charges, amortization of intangible assets, as well as restructuring and impairment charges. In deriving non-GAAP net income (loss) from GAAP net income (loss), we further exclude gain or loss on the embedded derivative and loss on extinguishment of debt. Stock-based compensation charges, amortization of intangible assets, gain or loss on the embedded derivative and loss on extinguishment of debt represent charges that recur in amounts unrelated to the Company's operations. Restructuring and impairment costs relate to strategic initiatives that result in short term increases in costs that end with the fulfillment of the initiative and cost reductions in future periods.

The non-GAAP financial measures we provide have certain limitations because they do not reflect all of the costs associated with the operation of our business as determined in accordance with GAAP. Non-GAAP income (loss) from operations and Non-GAAP net income (loss) are in addition to, and are not a substitute for or superior to, income (loss) from operations and net income (loss), which are prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. A detailed reconciliation of the non-GAAP measures to the most directly comparable GAAP measure is set forth below. Investors are encouraged to review these reconciliations to appropriately incorporate the non-GAAP measures and the limitations of these measures into their analyses. For complete information on stock-based compensation, amortization of intangible assets, restructuring and impairment charges, and the change in the fair value of our embedded derivatives, please see our Form 10-K for the year ended September 30, 2012.

VITESSE SEMICONDUCTOR CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31, 2012	September 30, 2012
	(in thousands, except par value)
ASSETS
Current assets:
Cash	$37,078	$23,891
Accounts receivable, net	9,601	9,403
Inventory, net	12,646	12,060
Prepaid expenses and other current assets	2,914	2,125
Total current assets	62,239	47,479
Property, plant and equipment, net	3,373	3,832
Other intangible assets, net	1,078	1,175
Other assets	4,046	4,130
	$70,736	$56,616

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$7,513	$5,726
Accrued expenses and other current liabilities	11,431	12,188
Deferred revenue	1,325	871
Total current liabilities	20,269	18,785
Other long-term liabilities	478	574
Long-term debt, net	15,967	15,852
Compound embedded derivative	—	2,899
Convertible subordinated debt, net	42,983	42,521
Total liabilities	79,697	80,631
Commitments and contingencies, See note 10
Stockholders’ deficit:
Preferred stock, $0.01 par value: 10,000 shares authorized; Series B Non Cumulative, Convertible, 135 shares outstanding at December 31, 2012 and September 30, 2012, respectively	1	1
Common stock, $0.01 par value: 250,000 shares authorized; 36,770 and 25,812 shares outstanding at December 31, 2012 and September 30, 2012, respectively	368	258
Additional paid-in-capital	1,849,952	1,829,976
Accumulated deficit	(1,859,282)	(1,854,250)
Total stockholders’ deficit	(8,961)	(24,015)
	$70,736	$56,616

VITESSE SEMICONDUCTOR CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
	2012	2011
	(in thousands, except per share data)
Net revenues:
Product revenues	$23,905	$28,942
Intellectual property revenues	1,822	1,049
Net revenues	25,727	29,991
Costs and expenses:
Cost of product revenues	10,975	12,163
Engineering, research and development	10,504	12,425
Selling, general and administrative	7,970	7,452
Amortization of intangible assets	97	67
Costs and expenses	29,546	32,107
Loss from operations	(3,819)	(2,116)
Other expense (income):
Interest expense, net	1,970	1,948
Gain on compound embedded derivative	(803)	(3,298)
Other (income) expense, net	(31)	12
Other expense (income), net	1,136	(1,338)
Loss before income tax expense	(4,955)	(778)
Income tax expense	77	66
Net loss	$(5,032)	$(844)

Net loss per common share - basic and diluted	$(0.18)	$(0.03)

Weighted average common shares outstanding - basic and diluted	28,059	24,512

VITESSE SEMICONDUCTOR CORPORATION
UNAUDITED RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP NET LOSS

	Three Months Ended
	December 31, 2012	December 31, 2011	September 30, 2012
	(in thousands, except per share data)
GAAP net (loss) income	$(5,032)	$(844)	$1,217
Adjustments:
Stock-based compensation charges	1,143	1,063	1,141
Amortization of intangible assets	97	67	96
Restructuring and impairment charges	53	28	(1,460)
Gain on compound embedded derivative	(803)	(3,298)	(1,124)
Total GAAP to non-GAAP adjustments	490	(2,140)	(1,347)
Non-GAAP net loss	$(4,542)	$(2,984)	$(130)
Net (loss) income per common share
Basic:
GAAP net (loss) income	$(0.18)	$(0.03)	$0.05
Adjustments *	0.02	(0.09)	(0.05)
Non-GAAP net (loss) income	$(0.16)	$(0.12)	$—

Diluted:
GAAP net (loss) income	$(0.18)	$(0.03)	$0.05
Adjustments *	(0.16)	(0.09)	(0.05)
Non-GAAP net (loss) income	$(0.34)	$(0.12)	$—

UNAUDITED RECONCILIATION OF GAAP (LOSS) INCOME FROM OPERATIONS
TO NON-GAAP (LOSS) INCOME FROM OPERATIONS

GAAP (loss) income from operations	$(3,819)	$(2,116)	$531
Adjustments:
Stock-based compensation charges	1,143	1,063	1,141
Amortization of intangible assets	97	67	96
Restructuring and impairment charges	53	28	(1,460)
Total GAAP to non-GAAP adjustments	1,293	1,158	(223)
Non-GAAP (loss) income from operations	$(2,526)	$(958)	$308
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* Included in the adjustments are calculations required by the two class method relative to participation rights of our preferred shares.